EXHIBIT 99.1

Kaival Brands Reports Fiscal 2023 Third Quarter Financial Results

Stable Revenues and Improving Gross and Net Profits

Expanding Distribution, Revised Licensing Agreement and More Favorable Regulatory Environment Expected to Serve as Strong Tailwinds for Improving Financial Performance

GRANT-VALKARIA, Fla., September 20, 2023 /PRNewswire/ -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company,” or “we”), the exclusive U.S. distributor of all products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), including the BIDI® Stick, which are intended for adults 21 and over, today announced its financial results for the fiscal 2023 third quarter ended July 31, 2023.

Recent Business Highlights

•	Added more than 1,500 store locations to Circle K rollout bringing the total locations to more than 2,700 in the South Atlantic and Midwest regions

•	Shipped an initial order of BIDI® Sticks to over 900 Kwik Trip and Mapco locations

•	Amended agreement with Phillip Morris International (PMI) for distribution of Bidi Vapor products internationally, simplifying payment structure thereby reducing costs and accelerating royalty payments. On September 8, 2023, the Company received both a net reconciliation payment from PMI of approximately $135,000 pursuant to this amendment, and also received a royalty payment earned from July 1, 2023 through July 31, 2023, in the amount of approximately $121,000

•	Appointed Thomas J. Metzler to the role of Chief Financial Officer

•	Promoted Eric Mosser to the role of Chief Executive Officer

•	Promoted Stephen Sheriff to role of Chief Operating Officer

Management Comments

Eric Mosser, Chief Executive Officer and President of Kaival Brands, stated, “We are increasingly encouraged by the renewed BIDI® Stick interest and order flow from our distribution partners and increased enforcement of compliance regulations by the U.S. Food and Drug Administration (FDA). Over the past several months, we have increased placements with several large-scale C-store brands including Kwik Trip and Circle K, both of which are focused on ID-verification and youth-access prevention, and engaged a prominent national broker and one of the largest retail distributors in the U.S. We are pushing distribution into more channels and expect the impact will be evident in our financial results in the coming periods. Sales in September are on pace to double sales in August, a solid proof point of the momentum that is building.

“We recently renegotiated the licensing agreement with PMI in light of regulation changes in international markets and given the lessons learned during the first year of the agreement. Importantly, the revised agreement simplifies the payment terms, provides us with incremental cost savings and improves visibility into our future revenue and cash flows. We anticipate an acceleration of royalty payments, which will also serve as a catalyst for improving financial performance in the coming periods.”

Financial Results for Fiscal Third Quarter 2023

Revenues: Revenues for the third quarter of fiscal year 2023 were $3.6 million, compared to $3.8 million in the same period of the prior fiscal year. Revenues were flat in the third quarter of 2023, primarily due to credits/discounts/rebates issued to customers. The Company does not anticipate this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, and even more so now that the PMTA denial order has been vacated by the 11th Circuit Court of Appeals, which allows it to continue marketing and selling BIDI ® Sticks, subject to the FDA’s enforcement discretion.

Cost of Revenue, Net, and Gross Profit: Gross profit in the third quarter of fiscal year 2023 was $1.3 million, or 36.3% of revenues, net, compared to approximately $442,000 gross profit, or 11.5% of revenues, net, for the third quarter of fiscal year 2022. Total cost of revenue, net was $2.3 million, or 63.7% of revenue, net for the third quarter of fiscal year 2023, compared to $3.4 million, or 88.5% of revenue, net for the third quarter of fiscal year 2022. The increase in gross profit was primarily driven by improved cost per sticks during the third quarter of fiscal year 2023.

Operating Expenses: Total operating expenses were $3.0 million for the third quarter of fiscal year 2023, compared to $4.3 million for the third quarter of fiscal year 2022. For the third quarter of fiscal year 2023, operating expenses consisted of advertising and promotion fees of $578,000 compared to $658,000 in the prior year quarter, and general and administrative expenses of $2.4 million compared to $3.6 million in the prior year quarter. The reduction in general and administrative expenses was primarily the result of lower stock option expenses and professional fees, which was partially offset by an increase in other general and administrative expenses. The Company expects future operating expenses to increase while it increases the footprint of its business and generates increased sales growth.

Net Loss: Net loss for the third quarter of fiscal year 2023 was $1.8 million, or $0.03 basic and diluted net loss per share, compared to a net loss of $3.9 million, or $0.09 basic and diluted net loss per share, for the third quarter of fiscal year 2022. The decrease in the net loss for the third quarter of fiscal year 2023, as compared to the third quarter of fiscal year 2022, is primarily attributable to increased gross margins on sold products and a reduction in general & administrative expenses.

Cash Position: As of July 31, 2023, the Company had working capital of $2.4 million and total cash of $1.0 million.

Additional information regarding the Company’s results of operations for the third quarter ended July 31, 2023 is available in the Company’s Quarterly Report on Form 10-Q for such reporting period, which has been filed with the Securities and Exchange Commission.

ABOUT KAIVAL BRANDS

Based in Grant-Valkaria, Florida, Kaival Brands is a company focused on incubating innovative and profitable adult-focused products into mature and dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (ENDS) also known as “e-cigarettes” for adult smokers and tobacco users 21 and over. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products). Kaival Brands and Philip Morris Products S.A. (via sublicense from Kaival Brands) are the exclusive global distributors of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands at https://ir.kaivalbrands.com/overview/default.aspx.

ABOUT KAIVAL LABS

Based in Grant-Valkaria, Florida, Kaival Labs is a 100% wholly-owned subsidiary of Kaival Brands focused on developing new branded and white-label products and services in the vaporizer and inhalation technology sectors. Kaival Labs’ current patent portfolio consists of 12 existing and 46 pending with novel technologies across extrusion dose control, product preservation, tracking and tracing usage, multiple modalities and child safety. The patents and patent applications cover territories including the United States, Australia, Canada, China, the European Patent Organisation, Israel, Japan, Mexico, New Zealand and South Korea. The portfolio also includes a fully-functional proprietary mobile device software application that is used in conjunction with certain patents in the portfolio.

Learn more about Kaival Labs at https://kaivallabs.com.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible, adult-focused marketing, supporting age-verification standards and sustainability through its BIDI ® Cares recycling program. Bidi Vapor’s premier device, the BIDI ® Stick, is a premium product made with high-quality components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

Nirajkumar Patel, the Company’s Chief Science and Regulatory Officer and director, owns and controls Bidi Vapor. As a result, Bidi Vapor is considered a related party of the Company.

For more information, visit www.bidivapor.com.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Kaival Brands Media & Press Relations:

Stephen Sheriff, COO and Investor Relations Officer

Kaival Brands

(646) 572-7086

investors@kaivalbrands.com

-- Tables Follow –

	July 31, 2023	October 31, 2022
ASSETS
CURRENT ASSETS:
Cash	$1,003,212	$3,685,893
Accounts receivable, net	710,608	574,606
Other receivable - related party - current portion	1,136,452	1,539,486
Inventories	3,591,991	1,239,725
Prepaid expenses	172,601	426,407
Income tax receivable	—	1,607,302
Total current assets	6,614,864	9,073,419
Fixed assets, net	3,016	—
Intangible assets, net	11,664,909	—
Other receivable - related party - net of current portion	1,840,475	2,164,646
Right of use asset - operating lease	1,056,767	1,198,969
TOTAL ASSETS	$21,180,031	$12,437,034

LIABILITIES AND STOCKHOLDER EQUITY
CURRENT LIABILITIES:
Accounts payable	$125,011	$40,023
Accounts payable - related party	2,308,373	—
Accrued expenses	540,516	1,099,157
Customer deposits	—	44,973
Customer refund due	618,403	—
Deferred revenue	—	235,274
Loans payable, net	483,078	—
Operating lease obligation - short term	179,861	166,051
Total current liabilities	4,255,242	1,585,478

LONG TERM LIABILITIES:

Operating lease obligation, net of current portion	914,761	1,050,776

TOTAL LIABILITIES	5,170,003	2,636,254

STOCKHOLDERS’ EQUITY:

Preferred stock; 5,000,000 shares authorized
Series A Convertible Preferred stock ($0.001 par value, 3,000,000 shares authorized, none issued and outstanding as of July 31, 2023, and October 31, 2022, respectively)	—	—
Series B Convertible Preferred stock ($0.001 par value, 900,000 shares authorized, 900,000 and none issued and outstanding as of July 31, 2023, and October 31, 2022, respectively)	900	—

Common stock
($.001 par value, 1,000,000,000 shares authorized, 58,261,090 and 56,169,090 shares issued and outstanding as of July 31, 2023, and October 31, 2022, respectively)	58,261	56,169

Additional paid-in capital	44,339,243	29,375,787

Accumulated deficit	(28,388,376)	(19,631,176)
Total Stockholders’ Equity	16,010,028	9,800,780
TOTAL LIABILITIES & EQUITY	$21,180,031	$12,437,034

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2023	2022	2023	2022
Revenues
Revenues, net	$3,228,099	$3,854,012	$8,710,591	$9,788,368
Revenues - related party	1,165	29,319	7,878	60,469
Royalty revenue	385,685	—	491,257	—
Excise tax on products	(31,356)	(36,070)	(79,913)	(99,669)
Total revenues, net	3,583,593	3,847,261	9,129,813	9,749,168

Cost of revenues
Cost of revenue - related party	2,282,601	3,365,010	7,414,053	9,477,060
Cost of revenue - other	—	40,186	—	133,283
Total cost of revenue	2,282,601	3,405,196	7,414,053	9,610,343

Gross profit	1,300,992	442,065	1,715,760	138,825

Operating expenses
Advertising and promotion	577,991	657,561	1,827,033	2,011,131
General and administrative expenses	2,376,057	3,641,495	8,510,792	9,784,616
Total operating expenses	2,954,048	4,299,056	10,337,825	11,795,747

Other income (expense)
Interest expense, net	(147,087)	—	(135,135)	—
Total other expense	(147,087)	—	(135,135)	—

Loss before income taxes provision	(1,800,143)	(3,856,991)	(8,757,200)	(11,656,922)

Provision for income taxes	—	—	—	5,807

Net loss	(1,800,143)	(3,856,991)	(8,757,200)	(11,651,115)
Preferred stock dividends	(45,000)	—	(45,000)	—
Net loss attributable to common shareholders	$(1,845,143)	$(3,856,991)	$(8,802,200)	$(11,651,115)

Net loss per common share - basic and diluted	$(0.03)	$(0.09)	$(0.16)	$(0.34)

Weighted average number of common shares outstanding - basic and diluted	57,578,916	41,493,644	56,645,943	34,259,009